Rennova Health reports first quarter 2018 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (June 19, 2018) – Rennova Health, Inc. (OTCQB: RNVA), (OTCQB: RNVAW), (“Rennova” or the “Company”) a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its second rural hospital in Tennessee on June 1, 2018, reports financial results for the three months ended March 31, 2018 and provides a business update.

Rennova Health is a provider of an expanding number of services for healthcare providers and their patients. The Company’s principal lines of business are (i) clinical laboratory operations; and (ii) Hospital Operations. The Company presents its financial results based upon these two business segments.

We intend to expand our business operations in each sector in which we operate and will continue to assess the best way to do so to provide value to our shareholders.

Highlights from the first quarter of 2018 and recent weeks include:

●	Completed the acquisition of our second rural hospital in Jamestown, Tennessee at a total cost of approximately $1,100,000 from Community Health Systems (CHS)
●	Raised $3 million in private placements of convertible notes.
●	Separated and progressed plans to spin out two divisions, Genetic diagnostics and interpretation (AMSG) and the Software division (HTS)
●	Increased authorized common stock to 3,000,000,000 shares

On January 31, 2018, the Company entered into an asset purchase agreement (the “Purchase Agreement”) to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee. The purchase was completed on June 1, 2018. The hospital was acquired by a newly formed subsidiary, Jamestown TN Medical Center, Inc., and is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offers a 24-hour Emergency Department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a Progressive Care Unit which provides telemetry services. The acquisition also included a separate physician practice which will now operate under Rennova as Mountain View Physician Practice, Inc.

Net annual revenues in recent years for the hospital in Jamestown have been approximately $15 million with government payers including Medicare and Medicaid accounting for in excess of 60% of the payor mix. Rennova does not expect this payer mix to change significantly in the near future. The hospital was acquired for approximately $635,000 from Community Health Systems, Inc. Diligence, legal and other costs associated with the acquisition are estimated to be approximately $500,000 meaning the total cost of acquisition to the Company is approximately $1,100,000.

Jamestown is located 38 miles from the Company’s existing hospital, the Big South Fork Medical Center, which is in Oneida, Tennessee.

The Company has secured net proceeds of $3,000,000 in 2018 by entering into Additional Issuance Agreements with two existing institutional investors whereby the Company issued $3.72 million aggregate principle of Senior Secured Original Discount Convertible Debentures due September 19, 2019.

“Our second hospital acquisition confirms our determination to expand our business model into a sector where the provision of needed services is less reliant on an expensive sales strategy and more reliant on management of inherently predictable revenues and related costs,” said Seamus Lagan, CEO of Rennova. “We look forward to adding additional services and revenue by more fully utilizing the capacity of beds and floor space in our current hospitals and will continue to pursue other acquisitions and opportunities in the areas surrounding our current facilities. We have started to see benefit to our Q1 revenues from our first hospital and expect this benefit to increase as collections and revenue recognition grow in coming months from currently owned business and in the future from anticipated acquisitions”.

Financial Results

Based on new FASB rules for revenue recognition that became effective January 1 2018, bad debts are now treated similar to contractual adjustments and directly reduce sales revenue. In an abundance of caution through the startup period of our Oneida hospital the Company has reserved a bad debt number of $591,323, which, when set against sales revenues of $2,191,983 means the Company is reporting net revenues for the first quarter of 2018 of $1.6 million. This is compared with $0.7 million for the first quarter of 2017. The increase was due to the recognition of $1.6 million in revenues in the Hospital segment derived from the opening of the Big South Fork Medical Center in August 2017. The Company will continue to review its provision for bad debt. Total direct costs of revenue increased by $1.8 million compared to the three months ended March 31, 2017 mainly due to the operating costs of our Hospital Operations.

General and administrative expenses decreased by $0.4 million, or 13%, compared to the same period a year ago.

There was a decline in sales and marketing expenses of $0.2 million, or 100%, for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017.

Bad debt expense for the three months ended March 31, 2018 was $0.6 million, as compared to zero for the three months ended March 31, 2017. The increase is related to allowance for doubtful accounts and allowance billing adjustments by insurance companies.

Depreciation and amortization expense was $0.3 million for the three months ended March 31, 2018 as compared to $0.4 million for the same period a year ago.

The Company’s operating loss decreased by $0.2 million for the three months ended March 31, 2018 as compared to same period a year ago. Interest expense for the three months ended March 31, 2018 was $2.5 million, as compared to $45.6 million for the three months ended March 31, 2017. Other income decreased by $0.6 million for the three months ended March 31, 2018 as compared to same period a year ago.

The Company’s net loss increased by $98.1 million, to $146.7 million for the three months ended March 31, 2018, as compared to $48.6 million for the three months ended March 31, 2017. The decrease is due primarily to the revaluation of our derivative liability. The increase in the fair value of the derivative liabilities is primarily due to the increase in the Company’s quoted trading price from $0.003 on December 31, 2017 to $0.009 on March 31, 2018.   Because the exercise price of a significant portion of the Company’s outstanding warrants are currently exercisable at $0.0038 per share, and subject to further reduction in their exercise price in the event of further issuances at lower than $0.0038 per share, the fair value of the warrants increased significantly during the three months ended March 31, 2018.

At March 31, 2018, we had $35 thousand in cash on hand from continuing operations, a working capital deficit of $174.8 million and a stockholders’ deficit of $183.9 million. In addition, we incurred a loss from continuing operations of $3.7 million for the quarter ended March 31, 2018. Our cash position is critically deficient and payments critical to our ability to operate are not being made in the ordinary course. Our fixed operating expenses, including payroll, rent, capital lease payments and other fixed expenses, including the costs required to operate Big South Fork Medical Center, which began operations on August 8, 2017, are approximately $1.5-$2.0 million per month.

For the quarters ended March 31, 2018 and 2017, we have financed our operations primarily from the sale of our equity securities, the issuance of debentures, short-term advances from related parties, and the proceeds we received from pledging certain of our accounts receivable. Future cash needs for working capital, capital expenditures and potential acquisitions will require management to seek additional equity or obtain additional credit facilities. The sale of additional equity will result in additional dilution to our stockholders. A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we evaluate potential acquisitions of such businesses, products or technologies.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Tables to follow

# # #

RENNOVA HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	March 31,
	2018	2017

Net revenues	$1,601,661	$684,265

Operating expenses:
Direct costs of revenue	2,089,366	244,831
General and administrative	2,892,019	3,316,448
Sales and marketing expenses	(1,215)	252,314
Depreciation and amortization	333,515	426,929
Total operating expenses	5,313,685	4,240,522

Loss from continuing operations before other income (expense) and income taxes	(3,712,024)	(3,556,257)

Other income (expense):
Other income	11,969	-
Change in fair value of derivative instruments	(139,779,232)	563,617
Interest expense	(3,307,014)	(45,642,525)
Total other income (expense), net	(143,074,277)	(45,078,908)

Net loss from continuing operations before income taxes	(146,786,301)	(48,635,165)

Provision for income taxes	76	3,250

Net loss from continuing operations	(146,786,377)	(48,638,415)

Net income (loss) from discontinued operations	421,793	(1,066,292)

Net loss	(146,364,584)	(49,704,707)

Net loss to common shareholders	$(146,364,584)	$(49,704,707)

Net loss per common share:
Basic and diluted: continuing operations	$(0.66)	$(0.66)

Basic and diluted: discontinued operations	-	(0.01)

Total Basic and diluted	$(0.66)	$(0.67)
Weighted average number of common shares outstanding during the period:
Basic and diluted	221,942,501	73,464,705

RENNOVA HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$35,096	$-
Accounts receivable, net	1,101,758	971,312
Inventory	251,029	236,914
Prepaid expenses and other current assets	35,350	9,842
Income tax refunds receivable	1,915,343	1,940,845
Current assets of AMSG and HTS classified as held for sale	222,051	226,732
Total current assets	3,560,627	3,385,645

Property and equipment, net	2,362,225	2,695,440
Deposits	193,006	180,875
Non-current assets of AMSG and HTS classified as held for sale	21,912	28,834

Total assets	$6,137,770	$6,290,794

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes related parties of $0.3 and $0.2 million, respectively)	$4,605,123	$4,188,678
Accrued expenses (includes related parties of $0.1 and $0.1 million, respectively)	4,131,767	4,967,405
Income taxes payable	1,968,750	1,971,592
Current portion of notes payable	6,957,830	6,957,830
Current portion of notes payable, related parties	1,068,500	1,128,500
Current portion of capital lease obligations	1,715,727	2,079,137
Current portion of debentures	3,445,841	1,615,693
Current portion of derivative liabilities	152,423,375	12,435,250
Current liabilities of AMSG and HTS classified as held for sale	2,062,992	1,972,854
Total current liabilities	178,379,905	37,316,939

Other liabilities:
Debentures, net current portion	3,794,079	3,752,022

Total liabilities	182,173,984	41,068,961

Redeemable Preferred Stock I-1	5,835,294	5,835,294
Redeemable Preferred Stock I-2	2,036,118	-
Stockholders’ deficit:
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 shares issued and outstanding	2	2
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 60 shares issued and outstanding	-	-
Series F preferred stock, $0.01 par value, 1,750,000 shares authorized, 1,750,000 shares issued and outstanding	17,500	17,500
Common stock, $0.01 par value, 3,000,000,000 shares authorized, 499,992,133 and 19,750,844 shares issued and outstanding	4,999,922	197,508
Additional paid-in-capital	126,619,959	128,351,954
Accumulated deficit	(315,545,009)	(169,180,425)
Total stockholders’ deficit	(183,907,626)	(40,613,461)
Total liabilities and stockholders’ deficit	$6,137,770	$6,290,794